Exhibit 99.1

FOR IMMEDIATE RELEASE

HomeAway, Inc. Reports Fourth Quarter and Full Year 2014 Financial Results

– 2014 total revenue of $446.8 million, up 28.9% year-over-year

– 2014 adjusted EBITDA of $119.3 million, up 23.4% year-over-year

– 2014 free cash flow of $117.1 million, up 25.9% year-over-year

– Ending paid listings of approximately 1,043,000, up 17.2% year-over-year

Austin, Texas – February 24, 2015 – HomeAway, Inc. (NASDAQ: AWAY), the world’s leading online marketplace for the vacation rental industry, today reported its financial results for the fourth quarter and full year ended December 31, 2014.

Management Commentary

“We’ve had a terrific year, delivering strong financial results and meaningful improvements in the traveler experience on our sites.” says Brian Sharples, chief executive officer of HomeAway®. “HomeAway recently celebrated its tenth anniversary. Over the past decade, the company has experienced tremendous growth but what we’re most proud of is bringing friends and families together in vacation rentals around the globe. Yesterday we introduced some elements of our new global integrated marketing campaign centered on the joy of “a whole vacation.” The campaign focuses on the functional and emotional benefits HomeAway provides – the ability to travel with “the whole family” and stay together in “the whole house.” Over the coming years we look forward to introducing more travelers to the space and privacy that a whole house rental provides, and to building the most preferred brand in the vacation rental industry.”

Fourth Quarter 2014 Financial Highlights

•	Total revenue increased 21.5% to $109.7 million from $90.3 million in the fourth quarter of 2013. On an FX neutral basis, year-over-year revenue growth was 25.3%. Growth in total revenue primarily reflected an increase in listings, an increase in average revenue per subscription listing as a result of tiered pricing and bundled product offerings, and the benefit of ancillary product and services revenue.

•	Listing revenue increased 19.3% to $93.5 million from $78.4 million in the fourth quarter of 2013. On an FX neutral basis, year-over-year listing revenue growth was 23.5%.

•	Other revenue, which is comprised of ancillary revenue from owners, managers, and travelers, advertising, software and other items, increased 36.3% to $16.2 million from $11.9 million in the fourth quarter of 2013. Growth in other revenue primarily reflected increased adoption of value-added owner, manager and traveler products.

•	Net income attributable to HomeAway was $0.2 million, or $0.00 per diluted share, compared to net loss attributable to HomeAway of $1.6 million, or loss of $0.02 per diluted share, in the fourth quarter of 2013.

•	Adjusted EBITDA increased 36.0% to $28.6 million from $21.0 million in the fourth quarter of 2013. As a percentage of revenue, adjusted EBITDA was 26.1% compared to 23.3% in the fourth quarter of 2013.

•	Free cash flow decreased 0.6% to $23.3 million from $23.4 million in the fourth quarter of 2013.

•	Non-GAAP net income was $15.2 million, or $0.16 per diluted share, compared to non-GAAP net income of $6.9 million, or $0.08 per diluted share, in the fourth quarter of 2013.

Full Year 2014 Financial Highlights

•	Total revenue increased 28.9% to $446.8 million from $346.5 million in 2013. On an FX neutral basis, year-over-year revenue growth was 29.1%. Growth in total revenue primarily reflected an increase in listings, an increase in average revenue per subscription listing as a result of tiered pricing and bundled product offerings, and the benefit of ancillary product and services revenue.

•	Listing revenue increased 26.2% to $371.9 million from $294.7 million in 2013. On an FX neutral basis, year-over-year listing revenue growth was 26.4%.

•	Other revenue, which is comprised of ancillary revenue from owners, managers, and travelers, advertising, software and other items, increased 44.4% to $74.8 million from $51.8 million in 2013. Growth in other revenue primarily reflected increased adoption of value-added owner, manager and traveler products.

•	Net income attributable to HomeAway was $13.4 million, or $0.14 per diluted share, compared to net income attributable to HomeAway of $17.7 million, or $0.20 per diluted share, in 2013.

•	Adjusted EBITDA increased 23.4% to $119.3 million from $96.7 million in 2013. As a percentage of revenue, adjusted EBITDA was 26.7% compared to 27.9% in 2013.

•	Free cash flow increased 25.9% to $117.1 million from $93.0 million in 2013.

•	Non-GAAP net income was $64.4 million, or $0.67 per diluted share, compared to non-GAAP net income of $49.8 million, or $0.56 per diluted share, in 2013.

Key Business Metrics

•	Paid listings at the end of the fourth quarter of 2014 were approximately 1,043,000, a year-over-year increase of 17.2% from approximately 890,000 at the end of the fourth quarter of 2013. At the end of the fourth quarter, 714,000 of the listings were subscription listings and 329,000 were performance-based listings.

•	Average revenue per subscription listing during the fourth quarter of 2014 was $477, an FX neutral increase of 13.6% compared to the prior year.

•	Renewal rate was 71.7% at the end of the fourth quarter of 2014, compared to 72.5% at the end of the fourth quarter of 2013 and 71.7% at the end of the third quarter of 2014. Adjusting for the impact of consolidated listings and network bundles, renewal rate for the fourth quarter of 2014 would have been 72.6%, compared to 74.8% at the end of the fourth quarter of 2013 and 72.6% at the end of the third quarter of 2014.

•	Visits were 177.6 million during the fourth quarter, a year-over-year increase of 21.7%.

Business Outlook

Looking forward, chief financial officer Lynn Atchison says, “Despite strong underlying fundamentals as we entered 2015, given the global nature of our business, the strengthening U.S. dollar is a headwind reflected in our near-term outlook. We currently estimate that currency fluctuations may reduce revenue by approximately $30 million, or 700 basis points of growth, and EBITDA margin by 100 basis points for the full year, and this is incorporated into the forecast. Our outlook also includes an increase in marketing as a percentage of revenue compared to the prior year, the impact of which is expected to be more pronounced in the first half of the year due to advertising production costs and the seasonality of our business.”

HomeAway management currently expects to achieve the following results for the first quarter ending March 31, 2015 and full year ending December 31, 2015:

First Quarter 2015

•	Total revenue is expected to be in the range of $119.0 to $120.5 million, representing year-over-year growth of approximately 13% to 14% (FX neutral growth of approximately 20% to 21%).

•	Adjusted EBITDA is expected to be in the range of $22.5 to $23.5 million, or approximately 19.0% to 19.5% of revenue.

Full Year 2015

•	Total revenue is expected to be in the range of $510 to $520 million, representing year-over-year growth of approximately 14% to 16% (FX neutral growth of approximately 21% to 23%).

•	Adjusted EBITDA is expected to be in the range of $122 to $130 million, or approximately 24% to 25% of revenue.

The above statements are based on current expectations and actual results may differ materially as explained in the “Cautionary Statement Regarding Forward-looking Statements” below. Information about HomeAway’s use of non-GAAP financial measures and key business metrics is provided below under the captions “Use of Non-GAAP Financial Measures” and “Use of Key Business Metrics.”

Conference Call & Webcast Information

HomeAway® will host a conference call on Tuesday, February 24, 2015 to review and discuss the fourth quarter and full year financial results at 4:30 p.m. Eastern Time / 3:30 p.m. Central Time. In addition, a live webcast of the call will be accessible through the Investor Relations section of HomeAway’s website and will be archived online for 60 days upon completion of the conference call.

The details of the conference call and replay are:

Title:	HomeAway, Inc. Fourth Quarter and Full Year 2014 Earnings Conference Call
Date:	Tuesday, February 24, 2015
Time:	4:30 p.m. Eastern Time / 3:30 p.m. Central Time
Live Call:	(877) 705-6003, US & Canada
(201) 493-6725, International
Replay:	(877) 870-5176, passcode 13599295, US & Canada
(858) 384-5517, passcode 13599295, International
Webcast:	http://investors.homeaway.com/events.cfm

The telephonic replay of the call will be available from 7:30 p.m. Eastern Time / 6:30 p.m. Central Time on February 24, 2015 through 11:59 p.m. Eastern Time / 10:59 p.m. Central Time on March 1, 2015.

About HomeAway

HomeAway, Inc. based in Austin, Texas, is the world leader in vacation rentals, with sites representing over one million paid listings of vacation rental homes in over 190 countries. Through HomeAway, owners and property managers offer an extensive selection of vacation homes that provide travelers with memorable experiences and benefits, including more room to relax and added privacy, for less than the cost of traditional hotel accommodations. The company also makes it easy for vacation rental owners and property managers to advertise their properties and manage bookings online. The HomeAway portfolio includes the leading vacation rental websites HomeAway.com, VRBO.com and VacationRentals.com in the United States; HomeAway.co.uk and OwnersDirect.co.uk in the United Kingdom; HomeAway.de in Germany; Abritel.fr and Homelidays.com in France; HomeAway.es and Toprural.es in Spain; AlugueTemporada.com.br in Brazil; HomeAway.com.au and Stayz.com.au in Australia; and Bookabach.co.nz in New Zealand. The Asia Pacific short-term rental site, travelmob.com, is also majority owned by HomeAway.

HomeAway also operates BedandBreakfast.com, the most comprehensive global site for finding bed-and-breakfast properties, providing travelers with another source for unique lodging alternatives to chain hotels. For more information about HomeAway, please visit www.HomeAway.com.

Cautionary Statement Regarding Forward-looking Statements

This press release contains “forward-looking” statements, subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, which are based on HomeAway management’s beliefs and assumptions and on information currently available to management. Forward-looking statements include information concerning HomeAway’s expected, possible or assumed future results of operations, growth and business outlook; focus on key initiatives; anticipated increase in marketing expenditures as a percentage of revenue; timing of marketing expenditures; introduction of more travelers to the vacation rental space and privacy that a whole house rental provides; plan to build the most preferred brand in the vacation rental industry; and the strengthening of the US dollar and its effect on financial forecasts.

Forward-looking statements include all statements that are not historical facts and may be identified by terms such as “continues,” “plans,” “believes,” “expects,” “anticipates,” “could,” “look forward to,” or similar expressions and the negatives of those terms. Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause HomeAway’s actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to the following: (a) HomeAway’s inability to continue to attract and maintain a critical mass of property listings and travelers, (b) a decrease in renewal of listings, (c) HomeAway’s inability to effectively manage its growth, (d) HomeAway’s inability to increase sales to existing property owners and managers and attract new ones, (e) the impact of pay-per-booking or other changes in HomeAway’s pricing policies or those of its competitors, (f) HomeAway’s inability to execute its product and services development roadmap, including e-commerce initiatives, (g) the impact of general economic conditions, (h) fluctuations in foreign exchange rates, (i) HomeAway’s inability to introduce successful new products and services; (j) the inability to integrate and grow recent acquisitions, (k) inability to effectively execute its marketing strategy and (l) such other risks and uncertainties described more fully in documents filed with or furnished to the Securities and Exchange Commission (the “SEC”), including HomeAway’s most recent 10-Q, filed on November 5, 2014. All information provided in this press release is as of the date hereof and, except as required by law, HomeAway assumes no obligation to update this information, even if new information becomes available in the future.

Use of Non-GAAP Financial Measures

This press release contains non-GAAP financial measures: Adjusted EBITDA, free cash flow, non-GAAP net income and revenue adjusted for foreign currency. Adjusted EBITDA, free cash flow, non-GAAP net income and constant currency revenue are financial measures that are not calculated in accordance with accounting principles generally accepted in the United States, or GAAP. HomeAway defines Adjusted EBITDA as its net income (loss) attributable to HomeAway, Inc. plus depreciation, amortization of intangible assets, interest expense, net, income tax expense (benefit), stock-based compensation expense, impact of noncontrolling interests, all net of any foreign exchange income or expense. HomeAway defines free cash flow as its cash provided by operating activities, adjusted for cash interest expense and excess tax benefit (expense) from stock-based compensation, and subtracting capital expenditures. For the purpose of calculating free cash flow, HomeAway considers purchases of property, equipment, tenant improvements for its offices, and software licenses (including costs associated with internally developed software) as capital expenditures. HomeAway defines non-GAAP net income as its net income (loss) attributable to HomeAway, Inc. adjusted for the changes to redemption value of noncontrolling interests and the after-tax effect of stock-based compensation expense, amortization of intangible assets, amortization of debt discount and issuance costs, net of amounts capitalized, and the impact on noncontrolling interests of these items, utilizing a tax rate of 35%. The income tax effect of adjustments to non-GAAP net income assists investors in understanding the tax provision related to those adjustments using a tax rate of 35% related to ongoing operations. Revenue adjusted for foreign currency, which we refer to as constant currency or

FX neutral revenue, assumes foreign currency exchange rates used for translation based on the rates in effect for the comparable prior-year period. In order to compute constant currency revenue, HomeAway divides its monthly U.S. dollar results by the applicable current year monthly average foreign exchange rates and then multiplies those amounts by the applicable prior year monthly average foreign exchange rates.

HomeAway management believes that the use of Adjusted EBITDA, free cash flow, non-GAAP net income and constant currency revenue are useful to investors in evaluating its operating performance for the following reasons:

•	HomeAway management uses Adjusted EBITDA, free cash flow, non-GAAP net income and constant currency revenue in conjunction with GAAP financial measures as part of its assessment of its business and in communications with its board of directors concerning its financial performance;

•	Adjusted EBITDA, free cash flow, non-GAAP net income and constant currency revenue provide consistency and comparability with HomeAway’s past financial performance, facilitate period-to-period comparisons of operations, and also facilitate comparisons with other peer companies, many of which use similar non-GAAP financial measures to supplement their GAAP results;

•	Securities analysts use Adjusted EBITDA, free cash flow, non-GAAP net income and constant currency revenue as supplemental measures to evaluate the overall operating performance of companies, and HomeAway management anticipates that its investor and analyst presentations will include Adjusted EBITDA, free cash flow, non-GAAP net income and constant currency revenue; and

•	Adjusted EBITDA and non-GAAP net income exclude non-cash charges, such as depreciation, amortization and stock-based compensation, because such non-cash expenses in any specific period may not directly correlate to the underlying performance of HomeAway’s business operations and can vary significantly between periods.

Adjusted EBITDA, free cash flow, non-GAAP net income and constant currency revenue should not be reviewed in isolation. Investors should consider them in addition to, and not as substitutes for, measures of HomeAway’s financial performance reported in accordance with GAAP. HomeAway’s Adjusted EBITDA, free cash flow, non-GAAP net income or constant currency revenue may not be comparable to similarly titled measures of other companies because other companies may not calculate such measures in the same manner as HomeAway does. Adjusted EBITDA, free cash flow, non-GAAP net income and constant currency revenue have limitations as analytical tools. As an example, although depreciation and amortization are non-cash charges, the assets being depreciated or amortized will often need to be replaced in the future, and Adjusted EBITDA, free cash flow and non-GAAP net income do not reflect any cash requirements for these replacements. In addition, none of these measures reflect future requirements for contractual obligations.

Further limitations of Adjusted EBITDA include:

•	this measure does not reflect changes in working capital;

•	this measure does not reflect interest income or interest expense; and

•	this measure does not reflect cash requirements for income taxes.

Reconciliation tables of the most comparable GAAP financial measures to the non-GAAP measures used in this press release are included at the end of this release.

Use of Key Business Metrics

We define a paid listing as an advertisement for a property paid via subscription or on a performance basis and displayed on one or more websites in our marketplace. Although listings may be displayed on multiple sites, a paid listing is counted only one time on its native HomeAway brand, or HomeAway website from which the listing originated. Subscription-based paid listings are purchased in advance by property owners or managers as a form of advertising to promote their vacation rentals to prospective travelers on one or more of our websites, typically for one year. Performance-based paid listings allow property owners and managers to list a property with no initial upfront fees and, instead, pay us commissions on traveler bookings or fees on traveler inquiries.

Average revenue per subscription listing is computed by HomeAway as subscription listing revenue for the period divided by the average of paid subscription listings at the beginning and end of the period and then annualizing the result. The price of listings varies by website and can include various additional fees associated with listing enhancements. The average revenue per listing may fluctuate based on the timing and nature of acquisitions, impacting the number of average paid listings for a given period; changes in HomeAway’s base pricing; uptake of listing enhancements; changes in the pricing of enhancements; and changes in brand mix. For the purposes of providing a foreign exchange neutral growth rate, subscription revenue per listing is calculated at prior year monthly foreign exchange rates.

The renewal rate for HomeAway’s subscription listings at the end of any period is defined as the percentage of those paid listings that were active at the end of the period ended twelve months prior that are still active as of the end of the reported period. Unique property subscription listings that are removed from property managers’ accounts and subsequently replaced with new subscription listings within the same property manager’s account listings are not considered as renewals in HomeAway’s renewal rate calculation. HomeAway includes most subscription listings in its calculation of renewal rate with the exception of subscription listings sold by BedandBreakfast.com, Toprural.com, and Bookabach.co.nz, which will remain excluded until HomeAway can further develop its database system. HomeAway excludes pay-for-performance listings from its renewal rate analysis since they are not sold on a subscription basis.

Visits to websites are measured by HomeAway through the use of a variety of tools, including solutions from third parties such as Omniture and Google Analytics.

HomeAway, Inc.

Condensed Consolidated Statements of Operations

(Unaudited, in thousands, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2014	2013	2014	2013
Revenue:
Listing	$93,480	$78,357	$371,939	$294,661
Other	16,232	11,912	74,823	51,828

Total revenue	109,712	90,269	446,762	346,489
Costs and expenses:
Cost of revenue (exclusive of amortization shown separately below)	17,321	14,190	67,612	54,638
Product development	20,130	16,193	77,082	58,226
Sales and marketing	37,744	29,172	154,995	112,967
General and administrative	23,664	23,526	93,131	75,169
Amortization expense	3,753	2,763	13,916	11,668

Total costs and expenses	102,612	85,844	406,736	312,668

Operating income	7,100	4,425	40,026	33,821
Other income (expense):
Interest expense	(4,491)	—	(13,333)	—
Interest income	611	363	1,728	1,211
Other expense, net:	(730)	(4,034)	(7,182)	(6,017)

Total other income (expense)	(4,610)	(3,671)	(18,787)	(4,806)

Income before income taxes	2,490	754	21,239	29,015
Income tax expense	(1,363)	(2,581)	(7,272)	(11,724)

Net income (loss)	1,127	(1,827)	13,967	17,291
Less: Impact of noncontrolling interests, net of tax	965	(270)	583	(395)

Net income (loss) attributable to HomeAway, Inc.	$162	$(1,557)	$13,384	$17,686

Net income per share attributable to HomeAway, Inc.:
Basic	$0.00	$(0.02)	$0.14	$0.21
Diluted	$0.00	$(0.02)	$0.14	$0.20

Weighted average number of shares outstanding:
Basic	94,378	87,111	93,727	85,378
Diluted	96,600	90,144	96,481	88,259

HomeAway, Inc.

Condensed Consolidated Balance Sheets

(Unaudited, in thousands)

	December 31,	December 31,
	2014	2013
Assets
Current assets:
Cash and cash equivalents	$292,325	$324,608
Short-term investments	520,844	66,798
Accounts receivable, net of allowance for doubtful accounts of $663 and $1,038 as of December 31, 2014 and December 31, 2013, respectively	23,189	20,375
Income tax receivable	1,900	3,340
Prepaid expenses and other current assets	17,913	9,309
Deferred tax assets	8,774	8,146

Total current assets	864,945	432,576
Property and equipment, net	56,173	39,807
Goodwill	493,671	507,611
Intangible assets, net	70,456	80,665
Non-marketable investments	35,285	10,112
Deferred tax assets	1,545	1,120
Other non-current assets	8,053	8,781

Total assets	$1,530,128	$1,080,672

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$8,281	$3,539
Income tax payable	1,344	1,992
Accrued expenses	50,255	54,625
Deferred revenue	170,522	151,991

Total current liabilities	230,402	212,147
Convertible senior notes, net	316,181	—
Deferred revenue, less current portion	3,179	2,983
Deferred tax liabilities	26,624	24,046
Other non-current liabilities	12,192	7,557

Total liabilities	588,578	246,733

Redeemable noncontrolling interests	9,742	10,584

Commitments and contingencies
Stockholders’ equity
Common stock	9	9
Additional paid-in capital	1,022,586	908,632
Accumulated other comprehensive loss	(28,053)	(6,747)
Accumulated deficit	(62,734)	(78,539)

Total stockholders’ equity	931,808	823,355

Total liabilities and stockholders’ equity	$1,530,128	$1,080,672

HomeAway, Inc.

Condensed Consolidated Statements of Cash Flows

(Unaudited, in thousands)

	Twelve Months
	Ended December 31,
	2014	2013
Cash flows from operating activities
Net income	$13,967	$17,291
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	16,926	13,399
Amortization of intangible assets	13,916	11,668
Amortization of debt discount and transaction costs	13,176	—
Amortization of premiums on securities and other	7,212	4,030
Stock-based compensation	48,518	37,887
Excess tax benefit from stock-based compensation	(3,092)	(8,226)
Deferred income taxes	(1,664)	(1,455)
Net realized/unrealized foreign exchange loss	6,183	2,450
Realized loss on foreign currency forwards	328	2,926
Changes in operating assets and liabilities, net of assets and liabilities assumed in business combinations:
Accounts receivable	(3,625)	(1,790)
Income tax receivable	571	(2,506)
Prepaid expenses and other assets	(4,386)	878
Accounts payable	2,491	(3,348)
Accrued expenses	241	11,081
Income tax payable	2,305	(1,006)
Deferred revenue	27,222	21,219
Other non-current liabilities	5,075	(136)

Net cash provided by operating activities	145,364	104,362

Cash flows from investing activities
Acquisition of businesses, net of cash acquired	(17,847)	(205,470)
Change in restricted cash	(501)	(492)
Purchases of intangibles and other assets	(473)	(625)
Purchases of non-marketable investments	(25,148)	(3,667)
Purchases of short-term investments	(575,606)	(129,782)
Proceeds from maturities of marketable securities	109,516	46,679
Proceeds from sales of marketable securities	4,358	92,527
Net settlement of foreign currency forwards	(328)	(2,926)
Purchases of property and equipment	(31,647)	(19,616)

Net cash used in investing activities	(537,676)	(223,372)

Cash flows from financing activities
Repurchase of redeemable noncontrolling interests	(1,461)	—
Proceeds from borrowings on convertible senior notes, net	390,978	—
Proceeds from issuance of warrants	38,278	—
Purchase of convertible note hedge	(85,853)	—
Other financing activities	(919)	—
Proceeds from exercises of options to purchase common stock	25,386	48,473
Proceeds from follow-on offering, net of offering costs	—	195,348
Excess tax benefit from stock-based compensation	3,092	8,226

Net cash provided by financing activities	369,501	252,047

Effect of exchange rate changes on cash	(9,472)	2,093

Net increase (decrease) in cash and cash equivalents	(32,283)	135,130
Cash and cash equivalents at beginning of period	324,608	189,478

Cash and cash equivalents at end of period	$292,325	$324,608

HomeAway, Inc.

Schedule of Non-GAAP Reconciliations

(Unaudited, in thousands)

	Three Months		Twelve Months
	Ended December 31,		Ended December 31,
	2014	2013	2014	2013

Net income attributable to HomeAway, Inc.	$162	$(1,557)	$13,384	$17,686
Add:
Depreciation and amortization	8,588	6,327	30,842	25,067
Stock-based compensation	12,936	10,298	48,518	37,887
Interest expense	4,491	—	13,333	—
Interest income	(611)	(363)	(1,728)	(1,211)
Foreign exchange loss	717	4,014	7,138	5,964
Income tax expense	1,363	2,581	7,272	11,724
Impact of noncontrolling interests, net of tax	965	(270)	583	(395)

Adjusted EBITDA	$28,611	$21,030	$119,342	$96,722

	Three Months		Twelve Months
	Ended December 31,		Ended December 31,
	2014	2013	2014	2013

Cash provided by operating activities	$33,949	$26,366	$145,364	$104,362
Cash paid for interest	—	—	253	—
Excess tax benefit from stock-based compensation	509	1,989	3,092	8,226
Capital expenditures	(11,191)	(4,955)	(31,647)	(19,616)

Free cash flow	$23,267	$23,400	$117,062	$92,972

	Three Months		Twelve Months
	Ended December 31,		Ended December 31,
	2014	2013	2014	2013

Net income (loss) attributable to HomeAway, Inc.	$162	$(1,557)	$13,384	$17,686
Add:
Stock-based compensation	12,936	10,298	48,518	37,887
Amortization expense	3,753	2,763	13,916	11,668
Amortization of debt discount and issuance costs, net	4,365	—	12,941	—
Related tax effect	(7,369)	(4,571)	(26,381)	(17,343)
Changes to redemption value of noncontrolling interests	1,570	—	2,421	—
Impact on noncontrolling interests of non-GAAP adjustments	(188)	(67)	(406)	(78)

Non-GAAP net income	$15,229	$6,866	$64,393	$49,820

HomeAway, Inc.

Supplemental Financial Information

(Unaudited, in thousands)

	Three Months		Twelve Months
	Ended December 31,		Ended December 31,
	2014	2013	2014	2013

Stock-based compensation:
Cost of revenue	$830	$672	$3,245	$3,064
Product development	3,585	2,772	13,174	9,515
Sales and marketing	2,937	2,253	10,805	8,488
General and administrative	5,584	4,601	21,294	16,820

Total	$12,936	$10,298	$48,518	$37,887

	Three Months		Twelve Months
	Ended December 31,		Ended December 31,
	2014	2013	2014	2013

Depreciation:
Cost of revenue	$1,413	$1,061	$4,925	$4,268
Product development	1,152	850	4,059	3,092
Sales and marketing	1,569	1,160	5,539	4,248
General and administrative	701	493	2,403	1,791

Total	$4,835	$3,564	$16,926	$13,399

Investor Contact:

Jen Ford

Director, Investor Relations, HomeAway, Inc.

(512) 505-1751

investors@homeaway.com

Media Contact:

Eileen Buesing

VP of Communications, HomeAway, Inc.

(512) 493-0375

ebuesing@homeaway.com

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